Exhibit 3.2

Certificate of Amendment
of
FOURTH Amended and Restated Certificate of Incorporation
of
marinus pharmAceuticals, Inc.

Marinus Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.       The name of the Corporation is Marinus Pharmaceuticals, Inc.

2.       Article 4, Section A of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by replacing the first paragraph thereof with the following:

A.       Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 175,000,000, of which 150,000,000 shares are Common Stock with a par value of $0.001 per share (the “Common Stock”), and 25,000,000 shares are Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

3.       This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.       This Certificate of Amendment shall become effective as of 5:05 p.m., Eastern Time on September 22, 2020.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 21st day of September, 2020.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Scott Braunstein
Name:	Scott Braunstein
Title:	Chief Executive Officer